Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-207298, 333-233223 and 333-260831 on Form S-8 of our report dated February 26, 2024, relating to the financial statements of Surgery Partners, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Nashville, TN
March 6, 2025